Exhibit R.1.

CODE OF ETHICS

This Code of Ethics (the “Code”) has been adopted by MacKenzie Realty Capital, Inc. (the “Company”).

Statement of General Policy

The Company seeks to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in us by investors in the Company is something that is highly valued and must be protected.  As a result, any activity that creates even the suspicion of misuse of material non-public information any of our employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to our investors, or which creates any actual or potential conflict of interest between the Company or any of its employees or even the appearance of any conflict of interest must be avoided and is prohibited. At the same time, we believe that individual investment activities by our officers and employees should not be unduly prohibited or discouraged.

Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Rule”) requires the Company adopt a code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined therein) from engaging in any act, practice or course of business prohibited by the Rule.  Accordingly, this Code has been adopted to ensure that those who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Company.  The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Company and persons connected with it.  It is the responsibility of each employee to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or otherwise take unfair advantage of the Company, and to understand the various laws applicable to such employee.

1.      Definitions of Terms Used

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“1940 Act” means the Investment Company Act of 1940, as amended.

(d)
“Access Person” means (i) any director, officer, manager or employee of the Company or the Company’s investment advisor (or of any company in a control relationship to the Company or its investment advisor) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Company, or whose functions relate to the making of any recommendations with respect to purchases or sales of Covered Securities; and (ii) any natural person in a control relationship to the Company or the Company’s investment advisor who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Securities by the Company.

(e)
“Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

(f)	“Beneficial interest” or “beneficial ownership” shall be interpreted in the same manner as beneficial ownership would be under Rule 16a-1(a)(2) under the 1934 Act in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest.   A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction.  Each Access Person will be assumed to have a pecuniary interest, and therefore, beneficial interest in or ownership of, all securities held by the Access Person, the Access Person’s spouse, all minor children, all dependent adult children and adults sharing the same household with the Access Person (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner (except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner), corporations in which they are a controlling shareholder (except any investment company, trust or similar entity registered under applicable U.S. or foreign law) or any other similar arrangement.  Any questions an Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Compliance Officer.

(g)
“Considering for purchase or sale” means when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made or communicated by an analyst at the Company’s investment advisor and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.

(h)
“Contemplated Security” means any security that the Company is eligible to hold or intends or proposes to acquire, and any security related to or connected with such security.   The term security has meaning set forth in Section 2(a)(36) of the 1940 1940, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts.

(i)	“control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(j)
“Covered Security” means any security, and any security related to or connected with such security.  The term “security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include securities which are direct obligations of the government of the United States, shares issued by U.S. registered open-end investment companies, bankers’ acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements.

(k)
“Disinterested Director” means any director of the Company who is not an interested person of the Company’s investment advisor or principal underwriter, is not an officer of the Company and is not otherwise an “interested person” of the Company as defined in the 1940 Act.

(l)	The “Compliance Officer” means the Company’s Chief Compliance Officer, as designated by the Board of Directors of the Company, from time to time, or his designee.

(m)
“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the 1934 Act, or an initial public offering under comparable foreign law.

(n)	“Investment Personnel” means any employee of the Company or the Company’s investment advisor (or of any company in a control relationship to the Company or the Company’s investment advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company.  Investment Personnel also includes any natural person who controls the Company or its investment advisor and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

(o)
“Knowingly/Knows/Knew” means (i) actual knowledge or (ii) reason to believe; but shall exclude institutional knowledge, where there is no affirmative conduct by the employee to obtain such knowledge, for example, querying the Company’s investment advisor trading system or Investment Personnel.

(p)
“Limited Offering” means an offering that is exempt from registration under Section 4(a)(2) or Section 4(a)(6) of the 1933 Act, or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act, and similar restricted offerings under comparable foreign law.

(q)	“Personal benefit” includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for the Company.

2.      Preferential Treatment, Gifts and Entertainment

No Access Person shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Company, except those usual and normal benefits directly provided by the Company.

No Access Person shall accept any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such Access Person and the Company.  In addition, Investment Personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Company.  For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety.  Any questions regarding the receipt of any gift or other personal benefit should be directed to the Compliance Officer.

3.      Conflicts of Interest

If any Access Person is aware of a personal interest that is, or might be, in conflict with the interest of the Company, that Access Person should disclose the situation or transaction and the nature of the conflict to the Compliance Officer for appropriate consideration.  Without limiting the foregoing, Investment Personnel who are planning to invest in or make a recommendation to invest in a security for the Company, and who have a material interest in the security or a related security, must first disclose such interest to his or her manager or the Compliance Officer.  Such manager or the Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients and written evidence of such review shall be maintained by the Compliance Officer.  Investment Personnel may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, the Company in order to avoid an actual or apparent conflict with a personal transaction in a security.

4.      Service as a Director

Investment Personnel are prohibited from accepting any new appointment to the boards of directors of any company primarily engaged in owning real property, whether or not its securities are publicly traded, absent prior authorization of the Compliance Officer.  In determining whether to authorize such appointment, the

Compliance Officer shall consider whether the board service would be adverse to the interests of the Company and whether adequate procedures exist to ensure isolation from those making investment decisions.  No Investment Personnel may participate in a decision to purchase or sell a security of any company for which he/she serves as a director.  All Investment Personnel shall report existing board positions with for-profit corporations, business trusts or similar entities within 10 days of their qualification as such. All Investment Personnel must notify the Compliance Officer within 10 days of accepting a new appointment to serve on the board of directors of any for-profit corporation, business trust or similar entity (other than energy infrastructure companies, for which prior authorization of the Compliance Officer is required).

5.      Inside Information

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities.  In addition, Regulation FD prohibits certain selective disclosure to analysts.

Inside information obtained by any Access Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted.  Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of the Company.  Questions and requests for assistance regarding insider information should be promptly directed to the Compliance Officer.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information and other material non-public information that could affect the price of a security.

Company and shareholder account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

6.      Restrictions on Personal Security Transactions

(a)
Access Persons may not sell to, or purchase from, the Company any security or other property (except merchandise in the ordinary course of business), in which such Access Person has or would acquire a beneficial interest, unless such purchase or sale involves shares of the Company or is otherwise permitted pursuant to Section 17 of the 1940 Act.

(b)
Access Persons are prohibited from engaging in the purchase and sale of shares of the Company during black-out periods determined in accordance with the procedures attached as Exhibit A.  However, even outside those black-out periods, Access Persons are subject to the preclearance requirements of Section 7 below, and no transactions should be entered into in violation of Rule 10b-5 under the 1934 Act prohibiting the use of inside information and all transactions should be carried out in compliance with Section 16 of the 1934 Act and Rule 144 under the 1933 Act.

(c)
Access Persons shall not discuss with or otherwise inform others of any actual or contemplated security transaction by the Company except in the performance of employment duties or in an official capacity and then only for the benefit of the Company, and in no event for personal benefit or for the benefit of others.

(d)
Access Persons shall not release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in Company investments, proposed or in process, except (i) upon the completion of such changes, (ii) when the disclosure results from the publication of a  prospectus, (iii) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming  public  knowledge, or  (iv) in  connection  with  any  report  to  which shareholders are entitled by reason of provisions of the articles of incorporation, bylaws, rules and regulations, contracts or similar documents governing the operations of the Company.

(e)
Access Persons may not use knowledge of portfolio transactions made or contemplated for the Company to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by the Company.

(f)
No Access Person shall knowingly take advantage of a corporate opportunity of the Company for personal benefit, or take action inconsistent with such Access Person’s obligations to the Company. All personal securities transactions must be consistent with this Code and Access Persons must avoid any actual or potential conflict of interest or any abuse of any Access Person’s position of trust and responsibility.

(g)	Any transaction in a Covered Security in anticipation of the Company’s transaction (“front-running”) is prohibited.

(h)
No Access Person (other than a Disinterested Director) shall purchase or sell any Covered Security which such Access Person knows that the Company’s investment advisor either is purchasing or selling, or is considering for purchase or sale, for the Company until either the Company’s transactions have been completed or consideration of such transaction is abandoned.

(i)
No Disinterested Director shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership or interest when the Disinterested Director knows that securities of the same class are being purchased or sold or are being considered for purchase or sale by the Company, until such time as the Company’s transactions have been completed or consideration of such transaction is abandoned.

(j)
When anything in this Section 6 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

(k)	Any Access Person who trades in violation of this Section 6 must unwind the trade or disgorge the profits.

7.      Preclearance

(a)
No Access Person (other  than  Disinterested Directors) may buy or sell any Contemplated Security or any shares of the Company for an account beneficially owned  by  him  without  having  first  obtained  specific  permission  from  the Compliance Officer.  Transaction orders must be placed within one week of the day permission to trade is granted or such shorter period as is indicated on the approval.

(b)
No Investment Personnel shall directly or indirectly acquire a beneficial interest in securities through a Limited Offering or in an Initial Public Offering without obtaining the prior consent of the Compliance Officer.  Consideration will be given to whether or not the opportunity should be reserved for the Company. Such Officer will review these proposed investments on a case-by-case basis and approval may be appropriate when it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Initial Public Offering or Limited Offering.

8.      Excluded Transactions

The trading restrictions in Section 6 and the preclearance requirements of Section 7 do not apply to the following types of transactions:

(a)
Transactions effected for any account over which the Access Person has no direct or indirect influence or control and which has been approved by the Compliance Officer pursuant to Section 9(g).  The prohibitions of Section 6 do not apply to any transaction in a trust or investment advisory account in which a Disinterested Director (either alone or with others who are not subject to this Code) has a beneficial interest if the investment discretion over the account is exercised by a third party and at the time of the transaction the Disinterested Director did not have knowledge of the transaction.

(b)	Non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemption of securities.

(c)	The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

(d)
Standing orders for retirement plans, provided that prior clearance is obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans.  Lump sum investments in or withdrawals from such plans must be pre-cleared on a case-by-case basis and are subject to trading restrictions.

9.      Reporting Procedures

Access Persons shall submit to the Compliance Officer the reports set forth below.  Any report required to be filed shall not be construed as an admission by the Access Person making such report that he/she has any direct or indirect beneficial interest in the security to which the report relates.

(a)
Brokerage Accounts.  Before effecting personal transactions through an external broker, each Access Person (other than a Disinterested Director) must (i) inform the brokerage firm of his affiliation with the Company and the Company’s investment advisor; (ii) make arrangements for copies of confirmations to be sent to the Compliance Officer; and (iii) make arrangements for the Compliance Officer to receive duplicate account statements.

(b)	Initial Holdings Report. Each Access Person (other than a Disinterested Director) must provide a report which includes the following information within 10 days of becoming an Access Person:

•	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the Person became an Access Person;
•
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

•	The date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(c)	Quarterly Transaction Reports. Not later than 30 days following the end of a calendar quarter, each

Access Person (other than a Disinterested Director, except as required by Section 9(e)) must submit a report which includes the following information with respect to any transaction in the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

•	The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved;
•	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
•	The price of the Covered Security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date that the report is submitted by the Access Person.

An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations, notices or advices, or account statements, received by the Compliance Officer in the time period required by this Section 9(c), if all of the required information is contained in such broker trade confirmations, notices, advices or account statements.

(d)
Annual Holdings Report.  Each Access Person (other than a Disinterested Director) shall submit the information required in Section 9(b) above annually within 30 days of the end of each calendar year.  The information shall be current as of a date no more than 45 days before the report is submitted.

(e)
Disinterested Directors.  A Disinterested Director shall provide a quarterly report with respect to any purchase or sale of any Covered Security in which such person had a beneficial interest if at the time of the transaction the Disinterested Director knew, or in the ordinary course of fulfilling his or her official duties as a director of the Company should have known, that on the date of the transaction or within 15 days before or after the transaction, purchase or sale of that class of security was made or considered for the Company.  The form of the report shall contain the information set forth in Section 9(c) above.

This subsection (e) shall not apply to non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemptions.  This subsection (e) shall not apply to purchases and sales of securities in an account in which a Disinterested Director has a beneficial interest if the account is managed by an investment professional other than the Disinterested Director and the Disinterested Director did not have knowledge of the transaction until after execution, provided that the Disinterested Director has previously identified the account to the Compliance Officer.

(g)
Exceptions from Reporting Requirements.  An Access Person need not make reports pursuant to this Section 9 with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.  Access Persons wishing to rely on this exception must receive prior approval from the Compliance Officer.  In addition, an Access Person need not make reports pursuant to Section 9(c) with respect to transactions effected pursuant to an Automatic Investment Plan.

10.      Administration of Code

The Compliance Officer shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code.  The Compliance Officer is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship).  Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the Compliance Officer, and shall be reported to the Board of the Company at the next regular meeting.  The Compliance Officer will take whatever action he deems necessary with respect to any officer or employee of the Company or the Company’s investment advisor who violates any provision of this Code. Any information received by the Compliance Officer relating to questionable practices or transactions by a Disinterested Director of the Company shall immediately be forwarded to the Audit Committee of the Company for that Committee’s consideration and such action as it, in its sole judgment, shall deem warranted.

11.      Reports to Board

At least once a year, the Company must provide a written report to the Board of Directors that describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.  The report will also certify to the Board of Directors that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.  The report should also include significant conflicts of interest that arose involving the Company and the Company’s investment advisor’s personal investment policies, even if the conflicts have not resulted in a violation of the Code. For example, the Company will report to the Board if a portfolio manager is a director of a company whose securities are held by the Company.

12.      Code Revisions

Any material changes to the Code will be submitted to the Board of Directors for approval within six months of such change.

13.      Recordkeeping Requirements

The Company shall maintain records, at its principal place of business, of the following: a copy of each Code of Ethics in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports for at least five years after the end of the fiscal year in which the report is made or the information is provided; a copy of each Director report made pursuant to Section 11 for at least five years after the end of the fiscal year in which it is made; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; and, for at least five years after the end of the fiscal year in which approval is granted, a record of any decision and the reasons supporting that decision, to approve an Investment Personnel’s purchase of securities in an Initial Public Offering or a Limited Offering.

14.      Condition of Employment or Service

All Access Persons shall conduct themselves at all times in the best interests of the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance with the Code shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office.  All Access Persons shall certify annually that they have read and agree to comply in all respects with this Code and that they  have  disclosed  or  reported  all  personal  securities  transactions, holdings and  accounts required to be disclosed or reported by this Code.

*           *           *           *

Adopted: ______, 2013

EXHIBIT A

PROCEDURES FOR DETERMINING BLACKOUT PERIODS FOR TRANSACTIONS IN
COMPANY SHARES

These procedures form a part of the Code of Ethics (“Code”) adopted by MacKenzie Realty Capital, Inc. Capitalized terms used, but not defined in these procedures, shall have the meaning given to them in the Code.

Periods in which Access Persons of the Company, the Company and the Company’s investment adviser (“Adviser”) will be prohibited from engaging in the purchase and sale of securities of the Company (“black-out period(s)”) will be determined as set forth below.

ALL TRANSACTIONS IN COMPANY SECURITIES BY ACCESS PERSONS REQUIRE PRECLEARANCE AS SET FORTH IN THE CODE EVEN IF ACCESS PERSONS ARE NOT IN A BLACK-OUT PERIOD.

Black-Out Period Relating to Calculation of Net Asset Value

The length of the black-out period relating to the calculation and announcement of a Company’s net asset value per share (“NAV”) will be determined based on whether or not there is a material change in the NAV being announced from the most recent previously announced NAV.  A material change for purposes of these procedures shall mean a change in NAV of 5% or more.

Based on information provided by operations personnel upon the calculation of the NAV, the Chief Compliance Officer, or in the absence of the Chief Compliance Officer, a designee of the Chief Compliance Officer, shall make the determination as to whether or not there is a material change in NAV. For the purposes of these procedures, designees of the Chief Compliance Officer shall be the Chief Executive Officer of the Company and the Chief Financial Officer of the Company. If there is a material change in NAV, the Chief Compliance Officer or a designee will notify Access Persons.

If there is a material change in the NAV being announced from the most recent previously announced NAV, Access Persons will be in a black-out period with respect to transactions in Company securities during the period from the close of business on the business day immediately preceding the business day on which the net asset value of the Company is announced (either via press release or posting to the Company’s link on the Adviser’s website) until the second trading day after announcement of the NAV.  For example, with respect to regular weekly NAV announcements, where the NAV for close of business on a Friday is calculated and announced on the following Monday, the black-out period will be from the close of business on Friday until the following Wednesday.

If there is not a material change in the NAV being announced from the most recent previously announced NAV, Access Persons will be in a black-out period with respect to transactions in Company securities during the period from the close of business on the business day immediately preceding the business day on which the net asset value of the Company is announced (either via press release or posting to the Company’s link on the Adviser’s website) until the NAV is calculated. For example, with respect to regular weekly NAV announcements, where the NAV for close of business on a Friday is calculated and announced on the following Monday, the black-out period will be from the close of business on Friday until the NAV is calculated on Monday.

Black-Out Period Relating to Declaration of Distributions

Access Persons will be in a black-out period with respect to transactions in Company securities during the period beginning upon the calculation of distributable cash flow (“DCF”) in connection with preparing management’s recommendation to the Company’s Board of Directors for a distribution to Company shareholders until the second trading day following announcement of the distribution via press release (assuming a press release announcing such distribution is released by noon on the declaration date). If the press release announcing such distribution is not released by noon on the declaration date, the black-out period will continue until the third trading day following such announcement of the distribution.

Black-Out Period Relating to Quarterly Financial Statements

Every  quarter  in  connection  with  the  preparation  of  quarterly  financial  statements  of  the Company, the Chief Executive Officer, Chief Financial Officer and Chief Compliance Officer of the Company shall meet and, together with any input from Managing Directors of the Adviser and outside counsel, the Chief Executive Officer, Chief Financial Officer and Chief Compliance Officer shall determine the materiality of information to be included in the letter to stockholders and the financial statements of the Company, and the appropriate black-out period for Access Persons relating to the particular quarterly financial statements based on  the  determination of  such materiality.   Black-out periods may be different from one quarter to the next based on the materiality of such information.

If the information to be included in the letter to stockholders and the financial statements of the Company for a particular quarter is determined not to be material, the black-out period for Access Persons will be the period beginning 48 hours before the scheduled release of such quarterly financial statements (via press release announcing availability of financial statements at the Company’s link on the Adviser’s website) and ending 48 hours after such release.

For purposes of these procedures, Disinterested Directors shall not be included in the black-out period for Access Persons relating to a particular quarter’s quarterly financial information until such time as the Disinterested Director receives such quarterly financial information regarding the Company. At such time, the Disinterested Director shall be subject to the remaining portion of the black-out period that applies to Access Persons of the Company with respect to the particular quarterly financial information of the Company.

Other Black-Out Periods

Access Persons shall be in a black-out period at such other times as they possess material non- public information relating to the Company.

(Effective _______, 2013)

ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge that I have read the Code of Ethics of MacKenzie Realty Capital, Inc. (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof.   I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

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